Exhibit 10.2

PSB BANCORP, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

AGREEMENT, made the 1st day of July 2004, by and between PSB BANCORP, INC. (“PSB”), a Pennsylvania corporation with its principal executive offices located in Philadelphia, Pennsylvania, and ANTHONY DiSANDRO (the “Executive”).

INTRODUCTION

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of PSB.  This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

To encourage the Executive to remain an employee of PSB, PSB is willing to provide supplemental retirement benefits to the Executive.  PSB will pay the benefits from its general assets.

AGREEMENT

PSB and the Executive agree as follows:

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1  “Change in Control” means any of the following:

(i)  any person (as such term is used in Sections 13d and 14d-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than PSB, a majority-owned subsidiary of PSB, an employee benefit plan (or related trust) of PSB or a direct or indirect majority-owned subsidiary of PSB, or affiliates of PSB (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of PSB representing more than 25% of the combined voting power of PSB’s then outstanding securities (other than any person beneficially owning five percent [5%] or more of the voting power of PSB’s stock on the date hereof);

(ii)  the liquidation or dissolution of PSB or the occurrence of, or execution of an agreement providing for, a sale of all or substantially all of the assets of PSB to an entity which is not a direct or indirect majority-owned subsidiary of PSB;

(iii)  the occurrence of, or execution of an agreement providing for, a reorganization, merger, consolidation or other similar transaction or connected series of transactions of PSB as a result of which either (A) PSB does not survive or (B) pursuant to which shares of PSB common stock (“Common Stock”) would be converted into cash, securities or other property, unless, in case of either (A) or (B), the holders of PSB Common Stock immediately prior to such transaction will, following the consummation of the transaction, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company surviving, continuing or resulting from such transaction;

(iv)  the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or similar transaction of PSB, or any connected series of such transactions, if upon consummation of such transaction or transactions, the persons who are members of the Board of Directors of PSB immediately before such transaction or transactions cease or, in the case of the execution of an agreement for such transaction or transactions, it is contemplated in such agreement that, upon consummation, such persons would cease to constitute a majority of the Board of Directors of PSB or, in the case where PSB does not survive in such transaction, of the company surviving, continuing or resulting from such transaction or transactions;

(v)  any other event which is at any time designated as a “Change in Control” for purposes of this Agreement by a resolution adopted by the Board of Directors of PSB with the affirmative vote of a majority of the non-employee directors in office at the time the resolution is adopted; and in the event any such resolution is adopted, the Change in Control event specified thereby shall be deemed incorporated herein by reference and thereafter may not be amended, modified or revoked without the written agreement of the Executive;

(vi)  during any period of two (2) consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of PSB cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; provided, however that this provision shall not apply in the event two-thirds of the Board of Directors at the beginning of a period no longer are directors due to death, retirement, or other circumstances not related to a Change in Control.

Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by PSB providing for any of the transactions or events constituting a Change in Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Executive’s employment did not terminate during the period after the agreement and prior to such expiration or termination, for purposes of this Agreement it shall be as though such agreement was never executed and no Change in Control event shall be deemed to have occurred as a result of the execution of such agreement.

1.2  “Code” means the Internal Revenue Code of 1986, as amended.

1.3  “Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the carrier of any group disability insurance policy provided by PSB or made available by PSB to its employees and covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled.  The Executive must submit proof to PSB of the carrier’s or Social Security Administration’s determination upon the request of PSB.

1.4  “Early Termination” means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, termination for Cause or following a Change of Control.

1.5  “Normal Retirement Age” means the Executive’s 65th birthday.

1.6  “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.7  “Termination of Employment” means that the Executive ceases to be employed by PSB, or a majority-owned subsidiary of PSB, for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by PSB.

Article 2
Retirement Benefits

2.1  Normal Retirement Benefit.  Upon Termination of Employment on or after the Executive’s Normal Retirement Age for any reason other than death, PSB shall pay to the Executive the benefit described in this Section 2.1.

2.1.1  Amount of Benefit.  The annual benefit under this Section 2.1 is equal to the product of (i) 27.5%, times (ii) the sum of (A) the highest total annualized base salary(ies) paid to the Executive by PSB and its majority-owned subsidiaries during the four (4) year period ending on the date of his Termination of Employment, plus (B) the highest total annual bonus(es) paid to the Executive by such entities with respect to any one of the four (4) full calendar years immediately preceding the year of his Termination of Employment.  In the event the Executive continues in the employ of PSB beyond his Normal Retirement Age, the annual benefit determined in accordance with the preceding sentence shall be increased by five percent (5%) for each full year that his employment continues beyond his Normal Retirement Age.  For purposes of this Section 2.1.1 and Section 2.2.1, only base salary and annual bonus are intended to be included for purposes of the required benefit calculations, so that compensation resulting from stock-based awards, director fees and other remuneration not generally considered salary or bonus shall be excluded.

2.1.2  Payment of Benefit.  PSB shall pay the annual benefit to the Executive in 12 equal monthly installments commencing on the first day of the month following the Executive’s Normal Retirement Date and continuing on the first day of the month for the 239 months that follow; provided, however, that in the event of his death prior to the payment of all of his benefit, the relevant provision of Article 3 shall apply.

2.2  Early Termination Benefit.  Upon Early Termination, PSB shall pay to the Executive the benefit described in this Section 2.2.

2.2.1  Amount of Benefit.  The annual benefit under this Section 2.2 is equal to the product of (i) 27.5%, times (ii) the sum of (A) the highest total annualized base salary(ies) paid to the Executive by PSB and its majority-owned subsidiaries during the four (4) year period ending on the date of Early Termination, plus (B) the highest total annual bonus(es) paid to the Executive by such entities with respect to any one of the four (4) full calendar years immediately preceding the year of the date of Early Termination, times (iii) 11%, times (iv) the number of full years that have elapsed from the date of this Agreement to the date of Early Termination.  The provisions of this section are subject to the last sentence of Section 2.1.1.

2.2.2  Payment of Benefit.  PSB shall pay the annual benefit to the Executive in 12 equal monthly installments commencing on the first day of the month following the Executive’s Normal Retirement Age and continuing on the first day of the month for the 239 months that follow; provided, however, that in the event of his death prior to the payment of all of his benefit, the relevant provision of Article 3 shall apply.

2.3  Disability Benefit.  If the Executive terminates employment due to Disability prior to his Normal Retirement Age, PSB shall pay to the Executive the benefit described in this Section 2.3.

2.3.1  Amount of Benefit.  The annual benefit under this Section 2.3 is equal the Normal Retirement Benefit determined in the same manner described in Section 2.1.1, but by treating the date of his Termination of Employment as the attainment of his Normal Retirement Age.

2.3.2  Payment of Benefit.  PSB shall pay the annual benefit to the Executive in 12 equal monthly installments commencing on the first day of the month following his Termination of Employment and continuing on the first day of the month for the 239 months that follow; provided, however, that in the event of his death prior to the payment of all of his benefit, the relevant provision of Article 3 shall apply.

2.4  Change in Control Benefit.  Notwithstanding any provisions herein to the contrary (except the provisions of Section 5.2), upon the occurrence of a Change in Control prior to, or concurrent with, the Executive’s Termination of Employment, PSB shall pay to the Executive the benefit described in this Section 2.4.

2.4.1  Amount of Benefit.  The benefit under this Section 2.4 is equal to the present value of the product of (i) the Normal Retirement Benefit determined in the same manner described in Section 2.1.1, but by treating the date of the occurrence of the Change in Control as the Executive’s Normal Retirement Date (whether or not he terminates employment at such time), times (ii) two (2).  For purposes of the preceding sentence, the present value of the Executive’s benefit shall be determined by (i) using a discount factor of 4% per annum, (ii) assuming 240 monthly payments would otherwise be made, and (iii) discounting the flow of assumed payments to the date of the Change in Control, but by assuming that such monthly payments would have commenced the first day of the month following the attainment of Executive’s Normal Retirement Age.

2.4.2  Payment of Benefit.  PSB shall pay the benefit, determined under Section 2.4.1, in one lump sum, within 30 days after the date it is determined with certainty that the last sentence of Section 1.1 will not become operative.  In the event of the Executive’s death prior to payment of the lump sum benefit, his death shall not operate to reduce the amount payable (under Section 3 or otherwise), and it shall be paid to his beneficiary at the otherwise relevant time.

2.5  Limitations.  All benefits payable under this Article 2 shall be subject to the provisions contained in Article 5 of this Agreement.

Article 3
Death Benefits

3.1  Death During Active Service.  If the Executive dies while employed by PSB, PSB shall pay to the Executive’s beneficiary the benefit described in this Section 3.1.  This benefit shall be paid in lieu of the benefits under Article 2, unless Section 2.4 becomes applicable.

3.1.1  Amount of Benefit.  The benefit under this Section 3.1 is equal to the amount of the annual benefit determined under Section 2.1.1, times ten (10).

3.1.2  Payment of Benefit.  PSB shall pay the amount described in Section 3.1.1 to the Executive’s beneficiary, in one lump sum, on the date that he would have attained his Normal Retirement Age had he not died.

3.2  Death During Payment of Benefit.  If the Executive dies after any benefit payments have commenced under this Agreement, but before receiving all such payments, PSB shall pay to the Executive’s beneficiary an amount equal to the excess, if any, of (i) the product of (A) the annual benefit he was receiving at the time of his death, times (B) ten (10), minus (ii) the sum of the benefits paid to him hereunder through the date of his death.  Any such excess shall be paid to such beneficiary, in one lump sum, no later than 30 days after proof of the Executive’s death is submitted to PSB.

3.3  Death After Termination of Employment But Before Payment of a Retirement Benefit Commences.  If the Executive’s employment terminates after having accrued benefits under this Agreement, but he dies prior to commencement of the payment of such benefits, PSB shall pay to the Executive’s beneficiary an amount equal to the annual benefit to which he would have been entitled had he not died, times ten (10).  Such amount shall be paid to such beneficiary, in one lump sum, on the date that the Executive would have been paid his first benefit installment had he not died.

3.4  Limitations.  All benefits payable under this Article 3 shall be subject to the provisions contained in Article 5 of this Agreement.

Article 4
Beneficiaries

4.1  Beneficiary Designations.  The Executive shall designate a beneficiary by filing a written designation with PSB.  The Executive may revoke or modify the designation at any time by filing a new designation.  However, designations will only be effective if signed by the Executive and received by PSB during the Executive’s lifetime.  The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved.  If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2  Facility of Payment.  If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, PSB may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  PSB may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge PSB from all liability with respect to such benefit.

Article 5
General Limitations

All benefits payable under this Agreement shall be subject to the following limitations:

5.1  Excess Parachute or Golden Parachute Payment.  In the event that the amounts and benefits payable under this Agreement, when added to other amounts and benefits which may become payable to the Executive by PSB and any affiliated company, are such that he becomes subject to the excise tax provisions of Code Section 4999, he shall be paid such additional amount or amounts as will result in his retention (after the payment of all federal, state and local excise, employment and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount he would have retained had the initially calculated payments and benefits been subject only to income and employment taxation.  For purposes of the preceding sentence, the Executive shall be deemed to be subject to the highest marginal federal, relevant state and relevant local tax rates.  All calculations required to be made under this subsection shall be made by PSB’s independent public accountants, subject to the right of Executive’s representative to review the same.  All such amounts required to be paid shall be paid at the time any withholding may be required under applicable law, and any additional amounts to which the Executive may be entitled shall be paid or reimbursed no later than 15 days following confirmation of such amount by the Company’s accountants.  In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed).  The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

5.2  Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, PSB shall not pay any benefit under this Agreement if PSB terminates the Executive’s employment for Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty by the Executive in the performance of his duties which results in demonstrable material injury to PSB, willful misconduct by the Executive which remains uncured 15 days following the giving of written notice thereof to the Executive by the Board of Directors of PSB, breach by the Executive of a fiduciary duty to PSB involving personal profit, intentional failure to perform stated duties following the giving of written notice thereof to the Executive by the Board of Directors of PSB, or the issuance of a final cease-and-desist order, relating to the Executive’s conduct, by a state or federal regulatory body.  For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of PSB or any of its majority-owned subsidiaries.

5.3  Removal.  Notwithstanding any provision of this Agreement to the contrary, PSB shall not pay any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.4  Competition after Termination of Employment.  The Executive shall forfeit his right to any further benefits if the Executive, without the prior written consent of PSB, violates any one of the following described restrictive covenants.

5.4.1  Non-Compete Provision.  The Executive shall not, for a period of 12 months following termination of employment, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of one percent (1%) or less in the stock of a publicly traded company):

(i)  become employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any bank or bank holding company, savings and loan or savings and loan holding company, or other similar financial institution if the Executive’s responsibilities will include providing banking or other financial services within 25 miles of the main office(s) maintained by PSB, and any of its majority-owned subsidiaries, as of the date of the termination of the Executive’s employment;

(ii)  participate in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by PSB or any of its majority-owned subsidiaries as of the date of termination of the Executive’s employment;

(iii)  sell, offer to sell, provide banking or other financial services, assist any other person in selling or providing banking or other financial services, or solicit or otherwise compete for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by PSB or any of its majority-owned subsidiaries (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Executive or PSB (or such subsidiaries), to the knowledge of the Executive, provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the one (1) year period immediately prior to the termination of the Executive’s employment; or

(iv)  divulge, disclose, or communicate to others in any manner whatsoever, any nonpublic confidential information of PSB and its majority-owned subsidiaries, to the knowledge of the Executive, including, but not limited to, the names and addresses of customers or prospective customers, of PSB (and such subsidiaries), as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for PSB (or any of such subsidiaries), earnings or other information concerning PSB (or such subsidiaries).  The restrictions contained in this subparagraph (iv) apply to all information regarding PSB (and such subsidiaries), regardless of the source who provided or compiled such information.  Notwithstanding anything to the contrary, the restriction set forth in this paragraph shall not apply to any information that becomes known to the general public from sources other than the Executive.

5.4.2  Judicial Remedies.  In the event of a breach or threatened breach by the Executive of any provision of these restrictions, the Executive recognizes the substantial and immediate harm that a breach or threatened breach will impose upon PSB (and/or a majority-owned subsidiary of PSB), and further recognizes that in such event monetary damages may be inadequate to fully protect PSB (and such subsidiaries).  Accordingly, in the event of a breach or threatened breach of this Agreement, the Executive consents to PSB’s entitlement to preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing PSB’s rights hereunder and preventing the Executive from further breaching any of his obligations set forth herein.  The Executive expressly waives any requirement, based on any statute, rule of procedure, or other source, that PSB post a bond as a condition of obtaining any of the above-described remedies.  Nothing herein shall be construed as prohibiting PSB from pursuing any other remedies available to PSB at law or in equity for such breach or threatened breach, including the recovery of damages from the Executive, which may include the return of all or a portion of benefits previously paid hereunder.  The Executive expressly acknowledges and agrees that: (i) the restrictions set forth in Section 5.4.1 hereof are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) the protections afforded PSB in Section 5.4.1 hereof are necessary to protect its legitimate business interest, (iii) the restrictions set forth in Section 5.4.1 hereof will not be materially adverse to the Executive’s employment opportunities following his termination of employment with PSB or a majority-owned subsidiary of PSB, and (iv) his agreement to observe such restrictions forms a material part of the consideration for this Agreement.

5.4.3  Overbreadth of Restrictive Covenant.  It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.

5.4.4  Change in Control.  The non-compete provision detailed in Section 5.4.1 hereof shall not be enforceable following a Change in Control.

5.5  Suicide or Misstatement.  No benefits shall be payable if the Executive commits suicide within two (2) years after the date of this Agreement, or if an insurance company (if applicable) denies coverage for material misstatements of fact made by the Executive on any application for life insurance purchased by PSB.

Article 6
Claims and Review Procedures

6.1  Claims Procedure.  The Executive or a beneficiary (“Claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1  Initiation – Written Claim.  The Claimant initiates a claim by submitting to PSB a written claim for the benefits.

6.1.2  Timing of PSB Response.  PSB shall respond to such Claimant within 90 days after receiving the claim.  If PSB determines that special circumstances require additional time for processing the claim, PSB can extend the response period by an additional 90 days by notifying the Claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which PSB expects to render its decision.

6.1.3  Notice of Decision.  If PSB denies part or all of the claim, PSB shall notify the Claimant in writing of such denial.  PSB shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(i)  the specific reasons for the denial,

(ii)  a reference to the specific provisions of the Agreement on which the denial is based,

(iii)  a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed,

(iv)  an explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(v)  a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2  Review Procedure.  If PSB denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by PSB of the denial, as follows:

6.2.1  Initiation – Written Request.  To initiate the review, the Claimant, within 60 days after receiving PSB’s notice of denial, must file with PSB a written request for review.

6.2.2  Additional Submissions – Information Access.  The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  PSB shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

6.2.3  Considerations on Review.  In considering the review, PSB shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4  Timing of PSB Response.  PSB shall respond in writing to such Claimant within 60 days after receiving the request for review.  If PSB determines that special circumstances require additional time for processing the claim, PSB can extend the response period by an additional 60 days by notifying the Claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which PSB expects to render its decision.

6.2.5  Notice of Decision.  PSB shall notify the Claimant in writing of its decision on review.  PSB shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(i)  the specific reasons for the denial,

(ii)  a reference to the specific provisions of the Agreement on which the denial is based,

(iii)  a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits, and

(iv)  a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7
Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by PSB and the Executive.

Article 8
Miscellaneous

8.1  Binding Effect.  This Agreement shall bind the Executive and PSB (and its majority-owned subsidiaries), and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2  No Guarantee of Employment.  This Agreement is not an employment policy or contract.  It does not give the Executive the right to remain an employee of PSB or any of its majority-owned subsidiaries, nor does it interfere with PSB’s right to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3  Non-Transferability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4  Reorganization.  PSB shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of PSB under this Agreement.  Upon the occurrence of such event, the term “PSB” as used in this Agreement shall be deemed to refer to the successor or survivor company.

8.5  Tax Withholding.  PSB shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.  In the event adequate funds are unavailable for such withholding, the Executive agrees to provide the same to PSB upon written request.

8.6  Applicable Law.  The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

8.7  Unfunded Arrangement.  The Executive and any beneficiary are general unsecured creditors of PSB for the payment of benefits under this Agreement.  The benefits represent the mere promise by PSB to pay such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Executive’s life is a general asset of PSB, or a majority-owned subsidiary of PSB, to which the Executive and any beneficiary have no preferred or secured claim.

8.8  Entire Agreement.  This Agreement constitutes the entire agreement between PSB and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9  Administration.  PSB shall have powers which are necessary to administer this Agreement, including but not limited to:

(i)  establishing and revising the method of accounting for the Agreement;

(ii)  maintaining a record of benefit payments;

(iii)  establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and

(iv)  interpreting the provisions of the Agreement.

PSB shall have absolute discretion to interpret the provisions of this Agreement and to make all determinations, including factual determinations attendant thereto.

8.10  Named Fiduciary.  PSB shall be the named fiduciary and plan administrator under this Agreement.  It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

8.11  Headings.  Headings are included in this Agreement for the convenience of the parties and shall not be taken into consideration in construing the provisions of this Agreement.

8.12  Legal Fees to Enforce Rights After Change in Control.  PSB is aware that upon the occurrence of a Change of Control, the Board of Directors or a shareholder of PSB, or of any successor corporation might then cause or attempt to cause PSB or such successor to refuse to comply with its obligations under the Agreement and might cause or attempt to cause PSB to institute, or may institute, litigation seeking to deny the Executive the benefits intended under the Agreement.  In these circumstances, the purpose of the Agreement could be frustrated. Accordingly, if, following a Change of Control, it should appear to the Executive that PSB or any successor corporation has failed to comply with any of its obligations under the Agreement or any agreement thereunder, or if PSB or any other person takes any action to declare the Agreement void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from the Executive the benefits intended to be provided, then PSB irrevocably authorizes the Executive to retain counsel of the Executive’s choice at the expense of PSB to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against PSB or any director, officer, shareholder or other person affiliated with PSB or any successor thereto in any jurisdiction

IN WITNESS WHEREOF, the Executive and PSB have signed this Agreement as of the date and year first above written.

EXECUTIVE:	PSB BANCORP, INC.

By

Anthony DiSandro

Title

BENEFICIARY DESIGNATION

PSB BANCORP, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

Anthony DiSandro

I designate the following as beneficiary of any death benefits under this Agreement:

Primary:

Contingent:

Note:                   To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with PSB.  I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature

Date

Received by PSB this day of , 200 .

By

Title